As filed with the Securities and Exchange Commission on June 6, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________
DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)
____________________

DELAWARE	33-0145723
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1048 INDUSTRIAL COURT
SUWANEE, GEORGIA 30024
858-726-1600
(Address of principal executive offices)

DIGIRAD CORPORATION
2014 EQUITY INCENTIVE AWARD PLAN
(Full title of the plan)

MATTHEW G. MOLCHAN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
DIGIRAD CORPORATION
1048 INDUSTRIAL COURT
SUWANEE, GEORGIA 30024
858-726-1600
(Name and address of agent for service)
____________________

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
____________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001	1,506,733 shares (2)	$3.52 (3)	$5,303,700	$683.12
Total	1,506,733 shares		$5,303,700	$683.12

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant's common stock that become issuable under the 2014 Equity Incentive Award Plan (the “2014 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant's receipt of consideration which would increase the number of outstanding shares of common stock.

(2)
Represents 1,506,733 shares of common stock available for future grant under the 2014 Plan as of June 6, 2014, which number consists of 1,500,000 new shares of approved under the 2014 Plan and 6,733 shares of common stock previously available for issuance under the Registrant's 2004 Amended and Restated Stock Incentive Plan that have become available for issuance under the 2014 Plan as of June 6, 2014.

(3)
This estimate is made pursuant to Rule 457(c) of the Securities Act for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share for shares available as of June 6, 2014 for future grant under the 2014 Plan is the average of the high and low prices for the Registrant's common stock as reported on the NASDAQ Global Market on June 2, 2014, which is $3.52.

Proposed sales to take place as soon after the effective date of the
Registration Statement as awards under the plans are granted, exercised and/or vest.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
Digirad Corporation (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-K, for the year ended December 31, 2013, initially filed with the SEC on March 20, 2014;

(b)	The Company’s Quarterly Report on Form 10-Q, for the quarter ended March 31, 2014, initially filed with the SEC on May 2, 2014;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on January 27, 2014, January 30, 2014, March 14, 2014 and May 13, 2014;

(d)
The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed under Section 12(g) of the Exchange Act on June 3, 2004, including any subsequent amendment or report filed for the purpose of updating or amending such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
Item 4.     Description of Securities
The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5.     Interests of Named Experts and Counsel
Inapplicable.
Item 6.     Indemnification of Directors and Officers
As permitted by Section 102 of the Delaware General Corporation Law, the Company has adopted provisions in its restated certificate of incorporation and restated bylaws that limit or eliminate the personal liability of its directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the Company, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s restated certificate of incorporation also authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.
As permitted by Section 145 of the Delaware General Corporation Law, the Company’s restated bylaws provide that:

•	the Company may indemnify its directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in its restated bylaws are not exclusive.
The Company has purchased a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.
Item 7.     Exemption From Registration Claimed
Inapplicable.
Item 8.     Exhibits
See Exhibit Index.
Item 9.     Undertakings
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on June 6, 2014.

Digirad Corporation

By:	/s/ MATTHEW G. MOLCHAN
Matthew G. Molchan
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
The officers and directors of Digirad Corporation whose signatures appear below, hereby constitute and appoint Matthew G. Molchan and Jeffry R. Keyes, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on June 6, 2014.

Signature	Title

/s/ MATTHEW G. MOLCHAN	President, Chief Executive Officer and Director
Matthew G. Molchan	(Principal Executive Officer)

/s/ JEFFRY R. KEYES	Chief Financial Officer
Jeffry R. Keyes	(Principal Financial and Accounting Officer)

/s/ JEFFREY E. EBERWEIN	Chairman of the Board of Directors
Jeffrey E. Eberwein

/s/ JOHN M. CLIMACO	Director
John M. Climaco

/s/ CHARLES M. GILLMAN	Director
Charles M. Gillman

/s/ JAMES B. HAWKINS	Director
James B. Hawkins

/s/ JOHN W. SAYWARD	Director
John W. Sayward

/s/ MICHAEL A. CUNNION	Director
Michael A. Cunnion

EXHIBIT INDEX

4.1	Digirad Corporation 2014 Equity Incentive Award Plan.
5.1	Opinion of Olshan Frome Wolosky LLP, as to the legality of the Common Stock.
23.1	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1 hereto).
23.2	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included in the signature page hereto).